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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT

             AGREEMENT, dated this 24th day of January, 2003 (this "Agreement"), among J. Crew Group, Inc., a New York Corporation (the "Parent") and its operating subsidiary J. Crew Operating Corp. (collectively with the Parent, the "Company"), with offices at 770 Broadway, New York, New York, 10003 and Jeffrey
A. Pfeifle (the "Executive").

           l.  Term; Position and Responsibilities; Principal Work Location.

           (a) Term. Unless the Employment Period (as defined below) is terminated earlier pursuant to Section 4 hereof, the Company shall engage the Executive on the terms and subject to the conditions of this Agreement for a five year term commencing on the earliest date mutually agreeable between the parties hereto (the "Commencement Date") and ending on the day immediately preceding the fifth anniversary of the Commencement Date (the "Initial Term"). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), the Employment Period hereunder shall be deemed to be automatically extended, upon the same terms and conditions for an additional period of one year (each, an "Additional Term"), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless the Company or the Executive, at least three months prior to the expiration of the Initial Term or such Additional Term, shall give written notice to the other party of its intention not to extend the Employment Period (as defined below) hereunder. The period during which the Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period."

           (b) Position and Responsibilities. During the Employment Period, the Company hereby agrees to employ the Executive as the President and in such other position or positions with the Company as the Chairman and Chief Executive Officer of the Company (the "Chairman & CEO") may specify from time to time that are consistent with the Executive's title and position. During the Employment Period, the Executive shall perform the duties and responsibilities that are customarily assigned to individuals serving in such position or positions and such other duties and responsibilities as the Board may reasonably specify from time to time that are consistent with the Executive's title and position. The Executive shall report to the Chairman & CEO while the Chairman and CEO are the same person and thereafter to the CEO.

           (c) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, (i) the Executive shall devote all of his working time and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company, and (ii) the Executive may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as the President of the Company), provided that it shall not be a violation of the foregoing for the Executive to (A) act or serve as a director, trustee, committee member or principal of any type of business or civic or charitable organization, or (B) manage his personal, financial and legal affairs (provided that the activities described in clauses (A) and (B) do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder).

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           (d) Principal Place of Employment. Unless otherwise mutually agreed upon, the Executive's principal place of employment shall be the New York metropolitan area and the Executive shall also travel as reasonably required to carry out his duties and obligations hereunder.

           2. Compensation; Expenses; Benefits and Perquisites. During the Employment Period, as compensation for the performance of the services by the Executive, the Executive shall be entitled to the following compensation from the Company:

           (a) Transition Bonus. Within a reasonable time after the date this Agreement is executed, in order to assist the Executive in transitioning into his new position and in partial consideration for lost compensation from his former employer, the Company shall pay to the Executive a one-time transition bonus of $1,000,000.

           (b) Base Salary. The Company shall pay the Executive, not less than once a month pursuant to the Company's normal and customary payroll procedures, a base salary at the rate of $760,000 per annum (the "Base Salary"). The Company shall review the Executive's Base Salary annually.

           (c) Annual Bonus. In addition to the Base Salary, in respect of each fiscal year during the Employment Period, the Executive shall have an opportunity to earn an annual bonus (the "Bonus"), which shall be paid no later than April 30 of the next succeeding fiscal year and which shall equal 25% of Base Salary if "threshold performance objectives" are achieved, 50% of Base Salary if the "target performance objectives" are achieved, and 100% of Base Salary if "stretch performance objectives" are achieved, in accordance with the terms of the J. Crew Operating Corp. Performance Incentive Plan then existing for such fiscal year based on the achievement of performance objectives as may be established from time to time by the Board of Directors of the Company (the "Board") or a committee thereof; provided that, the Bonus for any fiscal year shall be payable to the Executive only if the Executive is employed by the Company on the date on which such Bonus is paid. Notwithstanding the foregoing, in respect of fiscal year beginning in 2003, the Executive's Bonus shall equal at least $400,000 (the "2003 Bonus"), which shall be payable as soon as reasonably practicable following the Commencement Date; provided that, in the event that the Executive's employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason prior to February 1, 2004, the Executive shall immediately pay the Company an amount equal to the 2003 Bonus; and further provided that, to the extent that the Executive fails to pay back any portion of the 2003 Bonus as provided herein, the Company shall have the right to offset any other payment(s) provided under this Agreement or otherwise owed to the Executive. The actual Bonus that may become payable shall be determined by the Board in accordance with the performance objectives established by the Board.

           (d) Long-Term Cash Incentive. The Executive shall be eligible to receive a long-term cash incentive (the "Long-Term Incentive"), in an amount between $800,000 and $1,200,000, with a target amount of $1,000,000, based on the achievement of performance objectives established for the Company by the Board, in its sole discretion. The Long-Term Incentive, if any, will be payable as follows: (i) $400,000 on the last day of fiscal year beginning in 2003 (the

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"2003 Long-Term Incentive"), and (ii) an amount between $400,000 and $800,000,
$400,000 of which shall be paid on the last day of the fiscal year beginning in 2004 provided that the Executive remains continuously employed by the Company through the applicable payment date (the "2004 Long-Term Incentive") and the remaining amount, if any, shall be paid at the same time annual bonuses are paid, but in no event later than April 30, 2005, provided the Executive remains continuously employed through the applicable payment date.

           (e) Special Bonus. Within a reasonable time after the date this Agreement is executed, as a special inducement to execute this Agreement and in partial consideration for lost compensation from the Executive's former employer, the Company shall pay to the Executive a one-time special bonus of $1,000,000.

           (e) Business Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with the performance of the services for the Company (including, without limitation, first class airfare) upon the presentation of statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company provided that such policies and practices shall not affect the Executive's ability to fly first class on business trips and the Company shall also provide the Executive with reasonable car service as appropriate.

           (f) Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time and generally available to senior executives of the Company, including, to the extent maintained by the Company, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof in effect from time to time.

           3.  Grant of Stock Options and Restricted Stock.

           (a) Initial Stock Options. Subject to shareholder approval, as soon as reasonably practicable after the date of the Commencement Date, the Company shall cause the Board or a committee thereof to grant to the Executive a non-qualified option to purchase 167,378 shares of Common Stock, which represents 0.75% of the total outstanding shares of Common Stock of the Company as of the date hereof, at an exercise price per share equal to $6.82 per share (the "Initial Option"). The terms and conditions of the Initial Option shall be evidenced by a stock option agreement executed by the Company and the Executive (the "Initial Option Agreement") which shall contain terms consistent with the Equity Plan, this Section 3(a) and other customary terms. The Initial Option Agreement shall provide, among other things, for the following:

               (i) The Initial Option shall vest in equal installments on the second, third, fourth and fifth anniversaries of the Commencement Date; provided that the Executive is continuously employed by the Company through each such applicable anniversary date;

               (ii) Notwithstanding the foregoing, (A) in the event that (x) the Company terminates the Executive's employment without Cause (as defined below) or the Executive terminates his employment for Good Reason (as defined below) prior to the consummation of a Change in Control (as defined in the Equity Plan) or (y) the Executive's

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           employment is terminated on account of the Executive's death or
           Disability (as defined below) at any time during the Employment Period, that portion of the Initial Option that would have become vested and exercisable on the anniversary of the Commencement Date immediately following the Date of Termination (as defined below) shall vest and become immediately exercisable and any remaining portion of the Initial Option that has not become vested and exercisable shall immediately expire and be forfeited, (B) in the event that, within the two year period following the consummation of a Change in Control or within six months prior to a Change in Control if such termination is in contemplation of the Change in Control, the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, all shares of Common Stock underlying the Initial Option shall become immediately vested and exercisable; or (C) if the Executive's employment terminates for any other reason, any portion of the Initial Option which has not become exercisable on such Date of Termination shall immediately expire and be forfeited; and

               (iii) Any portion of the Initial Option which has become vested and exercisable shall expire on the earlier of (A) the tenth anniversary of the date of grant, (B) the commencement of business on the date the Executive's employment is terminated by the Company for Cause, (C) ninety days after the date the Executive's employment is terminated by the Executive without Good Reason, or (D) the second anniversary of the date the Executive's employment is terminated (x) on account of the Executive's death or Disability, (y) by the Company without Cause, or (z) by the Executive for Good Reason.

           (b) Premium Stock Options. Subject to shareholder approval, as soon as reasonably practicable after the Commencement Date, the Company shall cause the Board or a committee thereof to grant to the Executive a non-qualified option to purchase 111,585 shares of Common Stock, which represents 0.5% of the total outstanding shares of Common Stock of the Company as of the date hereof, at an exercise price per share equal to $25.00 per share (the "Premium Option Tranche 1") and an additional non-qualified option to purchase 111,585 shares of Common Stock, which represents 0.5% of the total outstanding shares of Common Stock of the Company as of the date hereof, at an exercise price per share equal to $35.00 per share (the "Premium Option Tranche 2" and, collectively with Premium Option Tranche 1, the "Premium Options") . The terms and conditions of the Premium Options shall be evidenced by a stock option agreement executed by the Company and the Executive (the "Premium Option Agreement" and, collectively with the Initial Option Agreement, the "Option Agreements") which shall contain terms consistent with the Equity Plan, this Section 3(b) and other customary terms. The Premium Option Agreement shall provide, among other things, for the following:

               (i) The Premium Options shall vest in equal installments on the second, third, fourth and fifth anniversaries of the Commencement Date; provided that the Executive is continuously employed by the Company through each such applicable anniversary date;

               (ii) Notwithstanding the foregoing, (A) in the event that (x) the Company terminates the Executive's employment without Cause or the Executive

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           terminates his employment for Good Reason prior to the consummation of a Change in Control or (y) the Executive's employment is terminated on account of the Executive's death or Disability at any time during the Employment Period, that portion of the Premium Options that would have become vested and exercisable on the anniversary of the Commencement Date immediately following the Date of Termination shall vest and become immediately exercisable and any remaining portion of the Premium Options that have not become vested and exercisable shall immediately expire and be forfeited, (B) in the event that, within the two year period following the consummation of a Change in Control or within six months prior to a Change in Control if such termination is in contemplation of the Change in Control, the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, all shares of Common Stock underlying the Premium Options shall become immediately vested and exercisable; or (C) if the Executive's employment terminates for any other reason, any portion of the Premium Options which have not become exercisable on such Date of Termination shall immediately expire and be forfeited; and

               (iii) Any portion of the Premium Options which has become vested and exercisable shall expire on the earlier of (A) the tenth anniversary of the date of grant, (B) the commencement of business on the date the Executive's employment is terminated by the Company for Cause, (C) ninety days after the date the Executive's employment is terminated by the Executive without Good Reason, or (D) the second anniversary of the date the Executive's employment is terminated (x) on account of the Executive's death or Disability, (y) by the Company without Cause, or (z) by the Executive for Good Reason.

           (c) Restricted Stock. Subject to shareholder approval, as soon as reasonably practicable following the Commencement Date, the Company shall grant the Executive 111,585 restricted shares (the "Restricted Shares") of Common Stock, which represents 0.5% of the total outstanding shares of Common Stock of the Company as of the date hereof. The terms and conditions of the Restricted Shares shall be evidenced by a separate restricted stock agreement executed by the Company and the Executive (the "Restricted Stock Agreement") which shall contain terms consistent with the Equity Plan and this Section 3(c) and other customary terms. The Restricted Stock Agreement shall provide, among other things, that the Restricted Shares shall vest in equal installments on the first, second, third and fourth anniversaries of the Commencement Date; provided that the Executive is continuously employed by the Company through each such applicable anniversary date; and further provided that, (i) in the event that
(x) the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason prior to the consummation of a Change in Control or (y) the Executive's employment is terminated on account of the Executive's death or Disability at any time during the Employment Period, that portion of the Restricted Shares that would have become vested on the anniversary of the Commencement Date immediately following the Date of Termination shall vest, (ii) in the event that, within the two year period following the consummation of a Change in Control or within six months prior to a Change in Control if such termination is in contemplation of the Change in Control, the Company terminates the Executive's employment without Cause or if the Executive terminates his

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employment for Good Reason, all or any portion of the Restricted Shares not previously forfeited shall vest, or (iii) if the Employment Period terminates for any other reason, the Restricted Shares which have not vested on such Date of Termination shall be forfeited immediately by the Executive and returned to the Company.

           (d) Future Grants. During the Employment Period, the Executive will be eligible to receive future grants of restricted shares of Common Stock or options to purchase shares of Common Stock pursuant to the Equity Plan from time to time in accordance with the terms and conditions of the Equity Plan.

           (e) Stockholders' Agreement. All shares of Common Stock and all other securities issued in connection with this Agreement or acquired by the Executive under this Agreement or otherwise shall be subject to the Stockholders' Agreement attached hereto as Exhibit A.

           4.  Termination of the Employment Period.

           The Executive's employment with the Company hereunder may be terminated during the Employment Period prior to the fifth anniversary of the Commencement Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

           (a) Death. The Executive's employment hereunder shall terminate upon the Executive's death.

           (b) Disability. The Company shall be entitled to terminate the Executive's employment hereunder by reason of the Executive's "Disability" if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been unable to perform his duties hereunder for a period of six (6) consecutive months or for 180 days within any 365-day period, and within 30 days after written Notice of Termination (as defined below) for Disability is given following such 6-month or 180-day period, as the case may be, the Executive shall not have returned to the performance of his duties in accordance with this Agreement.

           (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" shall mean: (i) the failure of the Executive to substantially perform his duties hereunder (other than any such failure due to the Executive's Disability); (ii) the Executive's dishonesty, gross negligence in the performance of his duties hereunder or engaging in willful misconduct, which in the case of any such gross negligence, has caused or is reasonably expected to result in direct or indirect material injury (monetarily or otherwise) to the Company or any of its affiliates; (iii) a material breach by the Executive of any provision of this Agreement or of any other written agreement with the Company or any of its affiliates or material violation of any Company policy applicable to the Executive; or (iv) the Executive's indictment for a crime that constitutes a felony or other crime of moral turpitude or fraud, provided that in the case of clauses (i) and (iii) above, the Company shall provide written notice to the Executive specifically identifying the conduct of the Executive which the Company believes constitutes a reason enumerated in clause (i) or (iii) of this
Section 4(c) and, to the extent reasonably susceptible, provide the Executive a reasonable opportunity

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(not to exceed thirty days) to remedy such violation. If, subsequent to the
Executive's termination of employment hereunder for other than Cause, it is determined in good faith by the Company that the Executive's employment could have been terminated for Cause hereunder, the Executive's employment shall, at the election of the Company, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

           (d) Good Reason. The Executive may terminate his employment hereunder for "Good Reason," for any of the following reasons enumerated in this Section 4(d): (i) the assignment to the Executive of any duties materially inconsistent with Section 1 hereof, or any other action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities; (ii) any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement; (iii) relocation of the Executive's principal place of employment to more than thirty-five (35) miles from the Executive's principal place of employment, (iv) a material reduction in the Executive's total compensation opportunity unless such reduction is part of a reduction applicable to a broad class of management employees, or any other material breach of this Agreement; or (v) while Millard Drexler is serving as the Company's Chairman and Chief Executive Officer, requiring the executive to report to someone other than Mr. Drexler and in the event Mr. Drexler is no longer serving as the Company's Chairman and CEO, requiring the Executive to report to someone other than the Company's Chief Executive Officer. Termination of the Executive's employment by the Executive pursuant to this Section 4(d) shall not be effective until the Executive delivers to the Board a written notice specifically identifying the conduct of the Company which he believes constitutes a reason enumerated in this
Section 4(d) and, to the extent reasonably susceptible to cure the Executive, provides the Board at least thirty (30) days to remedy such conduct.

           (e) Without Cause. The Company may terminate the Executive's employment hereunder without Cause.

           (f) Without Good Reason. The Executive may terminate his employment hereunder without Good Reason, provided that the Executive provides the Company with notice of intent to terminate without Good Reason at least thirty (30) days in advance of the Date of Termination. The Executive and the Company shall mutually agree on the time, method and content of any public announcement regarding the termination of the Executive's employment hereunder and neither the Executive nor the Company shall make any public statements which are inconsistent with the information mutually agreed upon by the Company and the Executive and the parties hereto shall cooperate with each other in refuting any public statements made by other persons, which are inconsistent with the information mutually agreed upon between the Executive and Company as described above.

           5.  Termination Procedure.

           (a) Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Period (other than termination pursuant to Section 4(a)) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 12(a).

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           (b) Date of Termination. "Date of Termination" shall mean (i) if the
Executive's employment is terminated by reason of the Executive's death, the date of his death, (ii) if the Executive's employment is terminated pursuant to
Section 4(b), thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the substantial performance of his duties in accordance with this Agreement during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to Section 4(f), a date specified in the Notice of Termination which is at thirty (30) days from the date of such notice as specified in such Section 4(f); and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days (or any alternative time period agreed upon by the parties) after the giving of such notice) set forth in such Notice of Termination.

           6.  Termination Payments.

           (a) Without Cause; for Good Reason or Company's Failure to Renew. In the event of the termination of the Executive's employment during the Employment Period by the Company without Cause, as a result of the Company's providing notice to the Executive of its intent not to renew the Employment Period (as described in Section 1(a) herein) or by the Executive for Good Reason, the Executive shall be entitled to (i) a payment, within ten (10) days following the Date of Termination, of Base Salary through the Date of Termination (to the extent not theretofore paid), any accrued vacation pay, any unreimbursed business expenses, any Annual Bonus and/or Long-Term Incentive payment earned in the fiscal year ending on or prior to the Date of Termination but not yet paid (provided that such Annual Bonus and/or Long-Term Incentive payment shall be paid on the date specified in Section 2(c) or Section 2(d), as applicable, if such date is later than the tenth day following the Date of Termination) (together, the "Accrued Obligations") and (ii) subject to the effectiveness of the Executive's execution of a general release and waiver of all claims against the Company, its affiliates and their respective officers and directors in a form reasonably satisfactory to the Company and subject to the Executive's compliance with the terms and conditions contained in this Agreement, (A) the continued payment of Base Salary for the two year period following the Date of Termination, (B) a lump sum amount equal to the product of (x) the Bonus, if any, that he would have earned based on the performance objectives described in, and in accordance with, Section 2(c) herein in the fiscal year which includes the Date of Termination had his employment not been terminated and (y) a fraction, the numerator of which is the number of days in the calendar year that includes the Date of Termination through the Date of Termination and the denominator of which is 365, and (C) the immediate vesting of that portion of the Restricted Shares, Initial Options and Premium Options that would have become vested on the anniversary of the Commencement Date immediately following the Date of Termination, provided that if such termination occurs after the consummation of a Change in Control or within six months prior to a Change in Control if such termination is in contemplation of the Change in Control, all Restricted Shares, Initial Options and Premium Options not previously vested shall become immediately vested; provided that, for any such termination of the Executive's employment prior to third anniversary of the Commencement Date, in no event will the Executive receive less than $2,000,000 in cash severance. The Company shall have no additional obligations under this Agreement.

           (b) Cause, Death, Disability or Without Good Reason. If the Executive's employment with the Company is terminated during the Employment Period by the Company for Cause, by the Executive without Good Reason, or as a result of the Executive's death or Disability, the Company shall pay the Accrued Obligations to the Executive (or his estate in the event of his death) within thirty (30) days following the Date of Termination and in the case of

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(i) a termination on account of death or Disability, the Executive or the
Executive's estate, as applicable, shall be entitled to the additional vesting of Options and Restricted Shares as provided in Sections 3(a), (b) and (c) herein or (ii) a termination by the Executive without Good Reason after the fifth anniversary of the Commencement Date, the Executive shall be entitled to any Bonus earned in the fiscal year ended immediately prior to the Date of Termination. The Company shall have no additional obligations under this Agreement.

           7.  Indemnification.

           The Company agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the employment of the Executive hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any subsidiary of the Company or is or was serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law.

           8.  Non-Solicitation.

           During the Employment Period and for a period of one year following the Date of Termination, the Executive hereby agrees not to, directly or indirectly, for his own account or for the account of any other person or entity, (i) solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its subsidiaries or affiliates to perform any services for any entity (other than the Company or its subsidiaries or affiliates), attempt to induce any such employee to leave the employ of the Company or any affiliates of the Company, or otherwise interfere with or adversely modify such employee's relationship with the Company or any of its subsidiaries or affiliates, (ii) induce any employee of the Company who is a member of management to engage in any activity which the Executive is prohibited from engaging in under any of Sections 8, 9 or 10 of this Agreement, or (iii) solicit or assist any other person or entity in soliciting or attempting to solicit any suppliers of the Company or any of its subsidiaries or affiliates to terminate or otherwise adversely modify their relationship with the Company or any of its subsidiaries or affiliates, provided that nothing herein shall prohibit the Executive from recruiting his personal administrative assistant. For purposes of this Agreement, "employee" shall mean any natural person any where in the world who is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries or affiliates on the Date of Termination or during the one-year period preceding the Date of Termination.

           9.  Non-Compete.

           In connection with the services of the Executive performed under this Agreement, the Executive hereby agrees that, during the Employment Period and for the six-month period following any termination of the employment of the Executive (other than a termination by the Company without Cause, by the Executive for Good Reason or by the Executive for any reason following a Change in Control), the Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of a

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passive investment of not in excess of 5% of the outstanding voting shares of any publicly traded company), that is actively engaged in the retail apparel business in any geographic area in which the Company or its affiliates are engaged in such business.

           10. Confidentiality; Non-Disclosure.

           (a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term "Confidential Information" shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution or customers' or trade secrets.

           (b) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in him possession.

           11. Injunctive Relief.

           It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 8, 9 or 10 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant. If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive, directly or indirectly, as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 8, 9 or 10 hereof.

           12. Miscellaneous.

           (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

           If to the Company:

           J. Crew Group, Inc.
           770 Broadway

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

           New York, NY 10003
           Attention: Board of Directors and Secretary


           with a copy to:

           Paul Shim, Esq.
           Cleary, Gottlieb, Steen & Hamilton
           One Liberty Plaza
           New York, NY 10006

           If to the Executive:

           To the address on file at the Company


           with a copy to:

           Lanny A. Oppenheim, Esq.
           Salans
           620 Fifth Avenue
           New York, NY 10020

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

           (b) This Agreement constitutes the entire agreement among the parties hereto with respect to the employment of the Executive and supersedes and is in full substitution for any and all prior understandings or agreements with respect to such employment.

           (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

           (d) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company or the Executive.

           (ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no

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

such succession had taken place. As used in the Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

           (e) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

           (f) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

           (g) This Agreement shall be governed by and construed in accordance with the laws of the State of NEW YORK, without reference to its principles of conflicts of law.

           (h) The Executive hereby represents to the Company that he has full power and authority to enter into this Agreement that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

           (i) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to his duties and responsibilities hereunder, and the Company will not ask the Executive to do so.

           (j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

           (k) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                           J. CREW GROUP, INC.

                                           _______________________________
                                           Name:
                                           Title:



                                           J. CREW OPERATING CORP.

                                           _______________________________
                                           Name:
                                           Title:



                                           _______________________________
                                           JEFFREY A. PFEIFLE

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